                                                                    EXHIBIT 99.9


                                      NOTE

THE SECURITY EVIDENCED BY THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE, AND SUCH SECURITIES MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF REGISTRATION THEREUNDER OR AN EXEMPTION THEREFROM, UNLESS AN OPINION OF COUNSEL IS FURNISHED REASONABLY SATISFACTORY IN FORM AND SUBSTANCE TO NEW WORLD COFFEE - MANHATTAN BAGEL, INC. STATING THAT AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF APPLICABLE SECURITIES LAWS IS AVAILABLE. THIS NOTE AND THE OBLIGATIONS OF THE COMPANY ARISING HEREUNDER ARE SUBORDINATED IN THE MANNER AND TO THE EXTENT SET FORTH IN SECTION 6 HEREOF, AND EACH HOLDER OF THIS NOTE, BY ITS ACCEPTANCE HEREOF, SHALL BE BOUND BY THE PROVISIONS THEREOF.

                    New World Coffee - Manhattan Bagel, Inc.
                        [ ](1) % Senior Subordinated Note

Dated:


                  FOR VALUE RECEIVED, the undersigned New World Coffee-Manhattan Bagel, Inc., a Delaware Corporation (herein, together with any successor, referred to as the "Company"), hereby promises to pay to ____________or registered assigns, the principal sum of ___________ ($_______), subject to adjustment as herein provided, on the later of January 18, 2004 and 120 days following the Mandatory Redemption Date, with interest (computed on the basis of a 360 day year) on the unpaid balance of such principal sum from the date hereof at the initial interest rate of [ ](1)% per annum, subject to adjustment as herein provided, payable, in arrears, quarterly on the first day of January, April, July and October of each year, commencing April 1 (which first interest payment shall be for the period from and including January 18, 20[_] through and including March 31, 20[_], until the entire principal amount hereof shall have become due and payable, whether at maturity or at a date fixed for prepayment or by acceleration or declaration or otherwise, and such per annum interest rate shall be increased by 2% on each January 18 and July until the principal has been paid in full (including on any overdue installment of principal (including any overdue prepayment of principal) and (to the extent permitted by law) on any overdue installment of interest until paid (whether or not any subordination provision or other circumstance prevents such payment)).

                  The principal amount of the Note shall be increased by 1% on each of the 30th, 60th and 90th day following the Mandatory Redemption Date.


------------
(1) The interest rate will be equal to the dividend rate of the Series F Preferred Stock in effect as of the date of issuance of the Note.

                  This Note is issued pursuant to the (i) Series F Preferred Stock and Warrant Purchase Agreement dated as of January 18, 2001 (the "Purchase Agreement") between the Company and the purchasers named therein and (ii) the Exchange Agreement dated as of January 18, 2001 (the "Exchange Agreement") between the Company and the parties named therein, and is one of the "Notes" contemplated in each of such Agreements.

                  1.       Payments

                  (a) If any payment of interest due hereunder becomes due and payable on a day which is not a Business Day ("Business Day" means any day, other than a Saturday, Sunday or legal holiday, on which banks in the location of the offices of the Company are open for business), the due date thereof shall be the next preceding day which is a Business Day, and the interest payable on such next preceding Business Day shall be the interest which would otherwise have been payable on the due date which was not a Business Day.

                  (b) Payments of principal and interest shall be made in lawful money of the United States of America to the address or account designated by the holder hereof for such purpose.

                  (c) All payments of principal and interest with respect to this Note and each of the other Notes shall be made pro rata among the holders of the Notes in proportion to the unpaid principal amount and amount of accrued but unpaid interest, as applicable, with respect to each Note as of the date of each such payment.

                  2. Exchange of Notes; Accrued Interest; Cancellation of Surrendered Notes; Replacement.

                  (a) At any time at the request of any holder of this Note to the Company at its offices the Company at its expense (except for any transfer tax or any other tax arising out of the exchange) will issue and deliver to or upon the order of the holder in exchange therefor new Notes, in such denomination or denominations as such holder may request, in aggregate principal amount equal to the unpaid principal amount of this Note and substantially in the form thereof, dated as of the date to which interest has been paid on this Note (or, if no interest has yet been so paid thereon, then dated the date this Note is so surrendered) and payable to such person or persons or order as may be designated by such holder.

                  (b) In the event that this Note is surrendered to the Company upon a prepayment the Company shall pay all accrued and unpaid interest on this Note or such portion thereof and thereupon interest shall cease to accrue upon that portion of the principal amount of this Note which was prepaid, and the right to receive, and any right or obligation to make, any prepayment on such portion of the principal amount shall terminate all upon the date of such prepayment and upon presentation and surrender of this Note to the Company.

                  (c) Upon any prepayment if only a portion of the principal amount of this Note is prepaid, then this Note shall be surrendered to the Company and the Company shall simultaneously execute and deliver to or on the order of the holder thereof, at the expense of the

Company, a new Note or Notes in principal amount equal to the unused or unpaid portion of this Note.

                  (d) This Note or portions thereof which have been prepaid shall be canceled by the Company and no Notes shall be issued in lieu of the principal amount prepaid.

                  (e) Upon receipt of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of this Note and, in the case of any such loss, theft or destruction, upon delivery of an indemnity agreement reasonably satisfactory to the Company (if requested by the Company and unsecured in the case of the Purchaser or an institutional holder), or in the case of any such mutilation, upon surrender of this Note (which surrendered Note shall be canceled by the Company), the Company will issue a new Note of like tenor in lieu of such lost, stolen, destroyed or mutilated Note as if the lost, stolen, destroyed or mutilated Note were then surrendered for exchange.

                  3. Maximum Legal Rate. The Company shall not be obligated to pay and the holder of this Note shall not collect interest at a rate in excess of the maximum permitted by law or the maximum that will not subject Payee to any civil or criminal penalties. If, because of the acceleration of maturity, the payment of interest in advance, the scheduled increases in the interest rate or any other reason, the Company is required to pay interest at a rate in excess of such maximum rate, the rate of interest under such provisions shall immediately and automatically be reduced to such maximum rate, and any payment made in excess of such maximum rate, together with interest thereon at the rate provided herein from the date of such payment, shall be immediately and automatically applied to the reduction of the unpaid principal balance of this Note as of the date on which such exceeds the unpaid principal balance, the amount of such excess shall be refunded by Payee to Company. It is expressly stipulated and agreed to be the intent of the Company and the holder of this Note at all times to comply with applicable state law or applicable United States federal law (to the extent that it permits the holder of this Note to contract for, charge, take, reserve or receive a greater amount of interest than under state law) and that this section shall control every other covenant and agreement in this Note, the Purchase Agreement and the Exchange Agreement.

                  4.       Protective Rights.

                  (a) The Company shall not, without the prior written consent of the holder or holders of Notes representing at least sixty-seven percent (67%) in aggregate principal amount of the outstanding Notes:

                  (i) pay or declare any dividend on any other type or class of securities, other than a dividend payable in common stock or rights under the Rights Plan and solely paid-in-kind dividends to the holders of the Series E Preferred Stock;

                  (ii) repurchase or redeem any shares of capital stock of the Company;

                  (iii) authorize (i) a sale of any material asset of a value in excess of $1,000,000 of the Company or any subsidiary or subsidiaries of the Company, (ii) a sale of any substantial portion of the assets of the Company or any subsidiary or subsidiaries (other than sales of stores owned by the Company or its subsidiaries), or (iii) a recapitalization or reorganization of the Company or any subsidiary or subsidiaries of the Company (other than stock splits, combinations and/or dividends;

                  (iv) take any action that results in the Company or any subsidiary or subsidiaries of the Company incurring or assuming more than $1,000,000 of funded indebtedness, except as contemplated by the Company and described in the Purchase Agreement (other than (A) Senior Indebtedness (as hereinafter defined) and (B) such other funded indebtedness as is subordinated to the Notes in a manner substantially comparable to the subordination provisions set forth in Section 6 hereof;

                  (v) effect any of the following: (i) a consolidation or merger of the Company with or into any other corporation (other than a merger in which the Company is the surviving corporation and which will not result in more than 50% of the capital stock of the Company being owned of record or beneficially by persons other than the holders of such capital stock immediately prior to such merger), except as contemplated by the Purchase Agreement, (ii) sell or otherwise dispose of all or substantially all of the properties and assets of the Company as an entirety to any other person or persons in a single transaction or series of related transactions, except as contemplated by the Purchase Agreement, or (iii) an acquisition of "beneficial ownership" by any "person" or "group" of voting stock of the Company representing more than 50% of the voting power of all outstanding shares of such voting stock, whether by way of merger or consolidation or otherwise, except as contemplated by the Purchase Agreement (each, a "Change of Control");

                  (vi) effect (i) an acquisition of another corporation or other entity, or a unit or business group of another corporation or entity, by merger or otherwise, except as contemplated by the Purchase Agreement or (ii) the purchase of all or substantially all of the capital stock, other equity interests or assets of any other entity or person, except as contemplated by the Purchase Agreement;

                  (vii) increase the number of directors of the Board of Directors of the Company except as set forth herein;

                  (viii) effect or allow fundamental change in the nature of the Company's business; or

                  (ix) effect any change of the executive officers of the Company.

                  5.       Defaults.

                  (a) Any of the following shall constitute an "Event of Default":

                  (i) The Company defaults in the payment of (A) any part of the principal of any Note, when the same shall become due and payable, whether at maturity or at a date fixed for prepayment or by acceleration or otherwise, or (B) the interest on any Note, when the same shall become due and payable, and such default in the payment of interest shall have continued for five (5) Business Days; or

                  (ii) the Company defaults in the performance of any other agreement or covenant contained in the Purchase Agreement or Exchange Agreement, and such default shall not have been remedied within thirty
         (30) days after written notice thereof shall have been given to the Company by any holder of this Note (the Company to give forthwith to all other holders of this Note at the time outstanding written notice of the receipt of such notice, specifying the default referred to therein); or

                  (iii) any material representation or warranty by the Company herein, in the Purchase Agreement, the Exchange Agreement or in any certificate delivered by the Company pursuant hereto proves to have been incorrect in any material respect when made; or

                  (iv) the Company or any Subsidiary shall make an assignment for the benefit of creditors, or shall admit in writing its inability to pay its debts; or a receiver or trustee is appointed for the Company or any Subsidiary or for substantially all of its assets and, if appointed without its consent, such appointment is not discharged or stayed within sixty (60) days; or proceedings under any law relating to bankruptcy, insolvency or the reorganization or relief of debtors are instituted by or against the Company or any Subsidiary, and, if contested by it, are not dismissed or stayed within sixty (60) days; or any writ of attachment or execution or any similar process is issued or levied against the Company or any Subsidiary or any of its property and is not released, stayed, bonded or vacated within sixty
         (60) days after its issue or levy; or the Company or any Subsidiary takes corporate or limited liability company action in furtherance of any of the foregoing.

                  (b) If an Event of Default occurs pursuant to any of clauses (i) through (iii) of Section 5(a) of this Note then and in each such event and with the concurrence of holders of 67% of the Notes any holder of this Note (unless all Events of Default shall theretofore have been waived or remedied) at its option, by written notice or notices to the Company, may declare this Note to be due and payable. If an Event of Default occurs pursuant to clause (iv) of Section 5(a) of this Note, this Note shall automatically and without further action become due and payable. Upon any such declaration (or as to such clause (v) upon its occurrence) this Note shall forthwith immediately mature and become due and payable.

                  However, the foregoing acceleration rights are subject to the following:

                  (i) if, at any time after the principal of this Note shall so become due and payable and prior to the date of maturity stated in this Note, all interest on this Note (with interest at the rate specified in this Note on any overdue principal and, if applicable, on any overdue interest) shall be paid to the holder of this Note by or for the account of the Company, then the Note holder, by written notice or notices to the Company, may waive such Event of Default and its consequences and rescind or annul any such declaration, but no such waiver shall extend to or affect any subsequent Event of Default or impair any right or remedy resulting therefrom;

                  (ii) if any holder or holders of Notes which, at the time, holds or hold at least sixty-seven percent (67%) in aggregate principal amount of the Notes then outstanding exercises the above rights of acceleration, then the Company shall notify each other holder of Notes of the fact of such acceleration and each other holder shall, without limiting any other rights hereunder, (A) have the right for thirty (30) days after such notice from the Company to accelerate its own Notes based on the Event or Events of Default on which such acceleration was based (regardless of whether such Event or Events of Default are then continuing), unless at the time there are no outstanding Events of Default and any acceleration of any Notes has been rescinded or (B) be deemed automatically (without any action by such holder) to have accelerated its Notes if such holder has not received such notice of an acceleration from the Company within ten (10) business days after such acceleration; provided that any such automatic acceleration may take place regardless of whether the Event or Events of Default on which the initial acceleration was based are then continuing but such automatic acceleration shall not take place if at the time any and all accelerations of any Notes have been rescinded or annulled pursuant to subparagraph (i) above or otherwise;

                  (iii) any holder may at any time rescind and annul any acceleration with respect to its own Notes; and

                  (iv) if any holder of a Note shall give any notice or take any other action with respect to a claimed Event of Default, the Company, forthwith upon receipt of such notice or obtaining knowledge of such other action, will give written notice thereof to all other holders of the Notes then outstanding, describing such notice or other action and the nature of the claimed Event of Default.

         6.       Subordination

                  (a) Notwithstanding anything to the contrary expressed or implied in this Note, the payment of, and any action taken to enforce, this Note is hereby expressly subordinated in right of payment, and is made subject, to the extent and in the manner hereinafter set forth, to the prior payment in full in cash of all Senior Indebtedness (as hereinafter defined), and the Company and each holder of this Note, by its acceptance hereof, agrees to be bound by the provisions of this Section 6.

                  (i) No payment on account on this Note shall be made by or on behalf of the Company or any of it subsidiaries or other affiliates; provided that the Company shall be permitted to pay, and the holder of this Note shall be permitted to receive, regularly scheduled payments of principal and interest under the terms of this Note as in effect on the date hereof unless, at the time of any such payment or after giving effect thereto, (A) a payment default under the Senior Indebtedness shall have occurred and be continuing or (B) any other event of default under the Senior Indebtedness shall have occurred and be continuing; provided, however, that such restriction upon payment pursuant to clause (B) above shall be limited to a period of 180 days following notice to the holder of this Note of such Event of Default under the Senior Indebtedness. So long as the Senior Indebtedness is outstanding, the Company shall not make, or allow or cause to be made on its behalf, any prepayment (whether by redemption, defeasance or otherwise) or any principal amount or interest under this Note prior to the date on which such principal or interest is required to be made under the terms of this Note as in effect on the date hereof.

                  (ii) So long as the Senior Indebtedness is outstanding, the holder of this Note shall not, without the prior written consent of the holders of Senior Indebtedness or any agent therefor, assert, collect, or enforce all or any part of this Note or any claims in respect thereof, or take any action to foreclose upon, take possession of or liquidate or proceed against any property or assets of the Company or any subsidiary or other affiliate of the Company, or institute any action or proceeding or otherwise provide for the payment of this Note or exercise any rights or remedies under this Note or declare this Note to be due and payable prior to the scheduled maturity date thereof under the terms of this Note as in effect on the date hereof or otherwise accelerate the payment of this Note; provided that the foregoing shall not prevent the holder of Subordinated Debt from accelerating this Note following the acceleration of any principal payment due under the Senior Indebtedness.

                  (iii) Upon any acceleration of the principal amount due on any Senior Indebtedness or upon any distribution of all or substantially all of the assets of Company or upon any payment or distribution of assets of Company of any kind of character, whether in cash, property or securities, to creditors whether in connection with any dissolution, winding-up, total or partial liquidation or reorganization of Company whether voluntary of involuntary or otherwise and whether in bankruptcy, insolvency, receivership, arrangement or other proceedings, or upon an assignment for the benefit or creditors, or upon any other marshaling of the assets and liabilities of Company (each, an "Insolvency Event"), all Senior Indebtedness shall first be paid in full in cash before the holder of this Note shall be entitled to receive any payments hereunder; and upon any such Insolvency Event or similar proceedings, any payment or distribution of property or assets of Company of any kind or character, whether in cash, property or securities, to which the holder of this Note, would, except for the provisions hereof, be entitled, shall be paid or delivered by Company, or by any receiver, trustee in bankruptcy, liquidating trustee, agent or other person making such payment of distribution, directly to the holders of Senior Indebtedness pro rata upon the basis of the respective amounts of Senior Indebtedness held by such holders, to the extent necessary to pay all Senior Indebtedness in full in cash (after giving effect to any concurrent payment or distribution to or for the holders of Senior Indebtedness) before any payment or distribution is made to the holder of this Note.

                  (iv) Upon any such Insolvency Event, any payment or distribution of property or assets of Company of any kind or character, whether in cash, property or securities, which shall be received by the holder of this Note before the entire Senior Indebtedness shall have been paid in full in cash, shall be held in trust for the benefit of and promptly paid over to the holders of Senior Indebtedness pro rata as aforesaid, for application to the payment of Senior Indebtedness remaining unpaid until all Senior Indebtedness shall have been paid in full in cash, after giving effect to any concurrent payment or distribution to or for the holders of Senior Indebtedness.

                  (v) Notwithstanding the foregoing provisions of this Note, the holder of this Note shall be entitled to receive shares of the stock or other securities of Company issued as part of a reorganization or readjustment of securities of Company or any other corporation provided for by a plan of reorganization or readjustment, provided that the terms, rights and preferences of stock issued in payment of the Note is subordinated at least to the same extent as this Note to the payment of all Senior Indebtedness which may at the time be outstanding, and provided further that the rights of the holders of Senior Indebtedness are not altered by such reorganization or readjustment.

                  (b) The foregoing provisions are solely for the purpose of defining the relative rights of the holder of Senior Indebtedness on the one hand and the holder of this Note on the other hand, and noting herein shall impair, as between Company and the holder of this Note, the obligation of Company, to pay to the holder hereof the principal hereof and interest hereon in accordance with its terms. The term "Senior Indebtedness" shall mean the principal of, premium, if any, interest (including, without limitation, all interest on the Senior Indebtedness accruing after the commencement of any Insolvency Event and any additional interest that would have accrued but for the commencement of such proceeding whether or not the claim for such interest is allowed under applicable law) on, and all other obligations of any type with respect to Indebtedness outstanding under the Senior Credit Facility in all such cases whether outstanding on the date hereof or hereinafter incurred; the term "Senior Indebtedness" shall not include the principal of loans or the amount of letter of credit obligations under the Senior Credit Facility or any other agreement evidencing Senior Indebtedness in excess of $20,350,000 at all times prior to the acquisition at least 70% of the outstanding stock, or all or substantially all of the assets, of Einstein/Noah Bagel Corporation ("Einstein") as contemplated by the Purchase Agreement, and $75,000,000 upon completion of such acquisition of Einstein. The term "Senior Credit Facility" shall mean the existing Credit Agreement, dated as of August 31, 1999, with BankBoston, N.A. (the "BankBoston Credit Facility") and any additional or substitute loan facilities with one or more financial institutions, provided that the maximum amount of financing the Company may obtain through any such substitute loan facilities shall not exceed in the aggregate the then outstanding loan balance on the BankBoston Credit Facility.

         7.       Board Representation.

                  The holders of Notes representing at least sixty-seven percent (67%) of the aggregate principal amount of the outstanding Notes shall be entitled to designate at least four members of the Board of Directors of the Company (the "Series F Directors"), and the Company will use all reasonable efforts to cause the election of such designees, provided that two of the Series F Directors shall be designated by Halpern Denny III, L.P. (each a "Halpern

Designee"),one of the Series F Directors shall be designated by BET Associates, L.P (the "BET Designee") and one of the Series F Directors shall be designated by Brookwood New World Investors, LLC (the "Brookwood Designee").

         8.       Home Office Payments.

                  As long as the Purchaser or any payee named in this Note delivered to the Purchaser on the Closing Date, or any institutional holder which is a direct or indirect transferee from the Purchaser or such payee, shall be the holder of this Note, the Company will make payments (whether at maturity, upon mandatory or optional prepayment, or otherwise) of principal, interest and premium, if any, (i) by check payable to the order of the holder of any this Note duly mailed or delivered to the Purchaser at such address as the Purchaser or such other holder may designate in writing, or (ii) if requested by the Purchaser or such other holder, by wire transfer to the Purchaser's or such other holder's (or its nominee's) account at any bank or trust company in the United States of America, notwithstanding any contrary provision herein or in any Note with respect to the place of payment. If the Purchaser has provided an address for payments by wire transfer, then the Purchaser shall be deemed to have requested wire transfer payments under the preceding clause (ii). All such payments shall be made in federal or other immediately available funds.

         9. Miscellaneous. The Company and all endorsers of this Note hereby waive presentment, demand, protest and notice. The holder of this Note shall, promptly upon full payment by the Company of the principal of and interest on this Note, together with all costs and expenses, if any, due hereon, surrender this Note to the Company for retirement and cancellation, provided, however, that to the extent that the Company makes a payment or payments to the holder of this Note, which payment or payments or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, and/or required to be repaid to a trustee, receiver, or any other party under the United States Bankruptcy Code, as amended, any state or federal law, common law, or equitable causes (a "Voidable Transfer") and the holder of this Note is required to repay or restore any such Voidable Transfer or the amount or any portion thereof, or upon the advice of its counsel is advised to do so, then as to any such Voidable Transfer or the amount repaid or restored (including all reasonable costs, expenses and attorneys' fees of the holder of this Note related thereto), the liability of the Company shall automatically be revived, reinstated and restored and shall exist in full force and effect as though such Voidable Transfer had never been made.

         10.      Consent To Jurisdiction And Service Of Process.

                  The parties hereby consent to the jurisdiction of any state or federal court located within the city, county and state of New York and irrevocably agree that, subject to the election, all actions or proceedings relating to this agreement or the related agreements may be litigated in such courts. The parties accept for themselves and in connection with their properties, generally and unconditionally, the nonexclusive jurisdiction of the aforesaid courts and waive any defense of forum non conveniens, and irrevocably agree to be bound by any judgment rendered thereby (subject to any appeal available with respect to such judgment) in connection with this Note. Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of the parties to bring proceedings or obtain or enforce judgments against each other in the courts of any other jurisdiction.

         11. Waiver of jury trial. The holder and the company hereby waive their respective rights to a jury trial of any claim or cause of action based upon or arising out of this agreement, the related agreements or any dealings among them relating to the subject matter of this transaction. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including without limitation, contract claims, tort claims, breach of duty claims, and all other common law and statutory claims. This waiver is irrevocable, meaning that it may not be modified either orally or in writing, and this waiver shall apply to any subsequent amendments, renewals, supplements or modifications to this agreement or to the notes or the warrants. In the event of litigation, this agreement may be filed as a written consent to a trial (without a jury) by the court.

                  IN WITNESS WHEREOF, New World Coffee - Manhattan Bagel, Inc. has caused this Note to be dated and to be executed and issued on its behalf by its duly authorized officer.


                                   NEW WORLD COFFEE - MANHATTAN BAGEL, INC.



                                   By____________________________________
                                   Name:
                                   Title: